RESCISSION AND RELEASE AGREEMENT



     This Rescission and Release Agreement (this "Release") is made as of April 15, 1995, by and between Precision Standard, Inc., a Colorado corporation ("PSI") and Bank of America National Trust and Savings Association (the "Bank").

                            Recitals

     A. PSI previously granted to the Bank its Warrant No. 1 to acquire 4,215,753 shares of PSI common stock (the "Warrant"). Pursuant to section 14.2 of the Warrant, PSI had certain rights to repurchase the Warrant on the terms stated therein. PSI notified the Bank of its intention to exercise such rights in a letter addressed to the Bank dated April 1, 1993. At the date of this Release, the repurchase described in such letter has not been completed.

     B. PSI is indebted to the Bank pursuant to an Amended and Restated Credit Agreement dated as of November 30, 1988 and an Amended and Restated Senior Subordinated Loan Agreement dated as of September 9, 1988 (as amended, the "Agreements"). PSI has requested that the Bank enter into a Sixth Amendment to Amended and Restated Credit Agreement and Waiver (the "Waiver") that modifies certain provisions of the Agreements on the terms stated therein.

     C. The Bank is willing to modify the terms of the Agreements pursuant to the Waiver provided that the conditions precedent to the effectiveness of such Waiver stated therein are satisfied. One of the material conditions stated in the Waiver is the execution of this Release by the parties hereto.

                     Rescission and Release

     1. For valuable consideration in the form of the releases set forth herein and accommodations described in the Waiver, PSI hereby rescinds and cancels any exercise or attempted exercise of its repurchase rights described in Section 14.2 of the Warrant.
PSI agrees that all Optional Repurchase Periods (as such term is defined in the Warrant) have expired, and that PSI has no further rights (whether legal, equitable, contractual or otherwise) to require that the Bank or any other holder of the Warrant sell the Warrant to PSI or any other person or entity. As more generally described in the releases set forth below, neither the Bank nor PSI shall be entitled to any damages as a result of such rescission and cancellation; the Bank and PSI each agree to bear their respective costs (including the fees and costs of appraisers, investments bankers, attorneys and other professionals) previously incurred in connection with the prospective repurchase of the Warrant. The Warrant otherwise remains as a binding and enforceable agreement between the Bank and PSI. The Bank agrees that prior to June 15, 1995 it shall not enter into a binding agreement to sell the Warrant to any person or entity.

     2. For valuable consideration in the form of the releases set forth herein and accommodations described in the Waiver, PSI, acting on behalf of itself and its successors and assigns, and its and their officers, directors, employees, managers, attorneys, accountants, agents, servants, shareholders and partners, releases and forever discharges BankAmerica Corporation and the Bank and their respective successors and assigns, subsidiaries and affiliates, officers, directors, employees, managers, attorneys (including in-house attorneys), accountants, agents and servants, and each of them, in all capacities, including individually (collectively the "Bank Group") from any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description, including but not limited to tort claims, that PSI may have against any member of the Bank Group in connection with any repurchase or attempted repurchase of the Warrant, the Waiver, any discussions, negotiations, meetings, offers or demands concerning the Warrant or the Waiver, and any acts or omissions of any representative of the Bank Group in connection with any of the foregoing occurring prior to the execution of the Waiver, provided, that this releases shall not:

          (a) release any of Bank Group from any obligations or conditions set forth in the Warrant other than those arising in connection with a repurchase or attempted repurchase of the Warrant by PSI;

          (b) release any of Bank Group from any obligations described in the Waiver, any document delivered by the Bank pursuant to the Waiver or the Agreements as modified by the Waiver;

          (c) release any of Bank Group from any obligation to defend, indemnify or make contribution with respect to any claim or cause of action asserted against any of PSI Group (as hereinafter defined), by a person or entity not a party hereto; or

          (d) release any of Bank Group from any obligations arising from any of its conduct after the execution of the Waiver.

     3. For valuable consideration in the form of the releases set forth herein and accommodations described in the Waiver, Bank hereby releases and discharges PSI and its successors and assigns and its and their subsidiaries and affiliates, officers, directors, employees, managers, attorneys, accountants, agents and servants, and each of them, in all capacities, including individually (collectively "PSI Group"), from any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description including, but not limited to, tort claims that Bank may have against any member of PSI Group in connection with any repurchase or attempted repurchase of the Warrant, any discussions, negotiations, meetings, offers or demands concerning the Warrant or the Waiver, and any acts or omissions of any representative of PSI Group in connection with any of the foregoing occurring prior to the execution of the Waiver, provided, that this release shall not:

          (a) release any of PSI Group from any obligations or conditions set forth in the Warrant other than those arising in connection with a repurchase or attempted repurchase of the Warrant by PSI;

          (b) release any of PSI Group from any obligations described in the Waiver, any document delivered by PSI pursuant to the Waiver or the Agreements as modified by the Waiver;

          (c) release any of PSI Group from any obligation to defend, indemnify or make contribution with respect to any claim or cause of action asserted against any of Bank Group, by a person or entity not a party hereto;

          (d) release any of PSI Group from any obligations arising from any of its conduct after the execution of the Waiver;

          (e) release any of PSI Group from liability, whether as borrower or guarantor, for the repayment of borrowed money;

          (f) release any of PSI Group from liability for service charges, account charges, fees or credit card charges; or

          (g)  release any security interest.

     4. Each party hereto acknowledges that it is familiar with and voluntarily waives any right or benefit arising from Section
1542 of the Civil Code of the State of California which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each party waives and relinquishes any right or benefit which it has or may have under any similar provision of the statutory or nonstatutory law of any jurisdiction. In connection with such waiver and relinquishment, each party acknowledges that it is aware that it or its attorneys or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Release or the other parties hereto, but that it is each party's intention hereby fully, finally and forever to settle and release all of the claims, disputes and differences, known or unknown, suspected or unsuspected, which now exist or may exist hereafter between or among the parties, except as otherwise expressly provided in this Release. This Release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.

     5. Each party warrants and represents to the other that it is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and that it has not heretofore voluntarily or involuntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

     6. This Release is not intended for the benefit of any person who is not a party hereto or specifically described as a beneficiary in this Release.

     7. Each party hereto agrees not to sue another party hereto or in any way assist any other person or entity in suing the other with respect to any claim released herein. This Release may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

     8. Nothing contained herein shall be construed as an admission by anyone of any liability of any kind, except as may be specifically set forth in the Recitals hereto.

     9. Each party hereto acknowledges to the other that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Release and that it has executed this Release after receiving the advice of such independent legal counsel, and without reliance upon any promise or representation of any person or persons acting for or on behalf of the other party. Each party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Release prior to the execution of this Release. Counsel for all parties have read and approved the language of this Release.

     10. This Release shall be governed by and interpreted according to the laws of the State of California.

     11. The language of this Release shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

     12. This Release may be executed in counterparts which, taken together, shall constitute one and the same agreement and shall be effective as of the date first written above.

     13. This Release and the Waiver, together with all agreements, instruments and documents executed pursuant thereto,
(i) integrate all the terms and conditions mentioned herein or therein or incidental hereto or thereto, (ii) supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof, and (iii) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Release, the Waiver and any such agreement, instrument or document and is the complete and exclusive statement of the terms agreed to by the parties.

     14. If any party hereto institutes a judicial or arbitration proceeding against the other party hereto in connection with any dispute or matter arising under this Release or found to be released hereby, the prevailing party shall be entitled to recover its attorney's fees, including but not limited to the allocable costs of in-house counsel, court costs, costs of investigation, accounting costs and other costs reasonably related to litigation or arbitration, in such amount as may be determined in the sole discretion of the court or arbitrator(s) having jurisdiction over such action.

     15. Each party represents and warrants to each other party that it is not relying on any other party for tax advice.

     16. The Bank and PSI agree that all controversies, claims or disputes between them arising out of this Release or the Waiver including, without limitation, contract, tort, or other controversies, claims, or disputes shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association. No act to seek to obtain provisional or ancillary relief from a court of competent jurisdiction before, during or after the pendency of any arbitration proceeding conducted pursuant to this arbitration agreement shall constitute a waiver of this arbitration agreement. Either the Bank or PSI may apply to a court of competent jurisdiction for an injunction, the appointment of a receiver, declaratory relief or any other provisional or ancillary relief. Any statutes of limitation or doctrines of estoppel, waiver, laches, or similar statutes or doctrines, which would otherwise be applicable in a judicial action brought by a party, shall be applicable in any arbitration proceeding hereunder.

          Any controversies, claims or disputes concerning the lawfulness or reasonableness of any act, including, without limitation any claims to rescind, reform or otherwise modify any agreements or instruments relating hereto or delivered in connection herewith, shall also be arbitrated, provided, however, that no arbitrator shall have the right or power to enjoin or restrain any act of any party.

          Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The Federal
Arbitration Act, 9 U.S.C. 1-14, shall apply to the construction and interpretation of this arbitration provision.

     17.  THE UNDERSIGNED HEREBY CERTIFY THAT THEY HAVE READ THIS
ENTIRE RELEASE AND FULLY UNDERSTAND IT.

PRECISION STANDARD, INC.            BANK OF AMERICA NT&SA



By: /s/ W.M. Moede                  By: /s/ Carolyn Simmons
Title:  Executive Vice President    Title:  Vice President
        & Chief Financial Officer